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                                                                      EXHIBIT 11

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
           COMPUTATION OF CONSOLIDATED INCOME (LOSS) PER COMMON SHARE

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
                                                                                        FOR THE THREE MONTHS
                                                    FOR THE YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                                   ----------------------------------  ----------------------
                                                      1995        1994        1993        1996        1995
                                                   ----------  ----------  ----------  ----------  ----------
Income for primary and fully diluted computation:
  Income applicable to common shares before
   extraordinary loss............................                                      $1,841,555  $  751,314
  Extraordinary loss, net of income tax credit...                                        (950,755)
                                                                                       ----------  ----------
  Income applicable to common shares.............  $10,965,109 $7,851,516  $1,438,443  $  890,780  $  751,314
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Primary (1):
  Weighted average common shares and dilutive
   common stock equivalents:
    Common stock outstanding.....................  18,907,900  19,572,652  13,163,264  18,183,381  19,597,789
    Stock purchase warrants......................     911,203     797,529     611,879   1,124,373     749,223
    Stock options................................     793,602     738,996     729,384     894,998     700,428
    Contingently issuable common shares..........     300,000     300,000                 300,000     300,000
                                                   ----------  ----------  ----------  ----------  ----------
                                                   20,912,705  21,409,177  14,504,527  20,502,752  21,347,440
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Primary income per common share:
  Before extraordinary loss......................       $0.52       $0.37       $0.10       $0.09       $0.04
  Net income.....................................       $0.52       $0.37       $0.10       $0.04       $0.04
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(1)  Fully diluted  earnings per  share is  not presented  since it approximates primary income per share.